Exhibit 99.2

From: Dubay, Gene

Sent: Monday, October 13, 6:35 AM

To: All Employees

Subject: Important Announcement, Please Read

Dear Colleagues:

Today will be another significant milestone in the evolution of Atlas Pipeline and the growth of our midstream business. Please be advised that in a short period of time we will be issuing a press release to the investment community advising that Atlas Pipeline Partners, L.P. has agreed to a merger with Targa Resources Partners, L.P. Upon the closing of this transaction, all of the employees of Atlas Pipeline will become employees of Targa.

As a recipient of this email, you are an Atlas Pipeline employee and will join your colleagues and management as new employees of Targa after the transaction closes in the first half of next year. Joe Bob Perkins, the CEO of Targa, has asked that I include the attached letter regarding their enthusiasm to not only add our best in class assets, but also our best in class employees to the Targa family. We expect APL’s employees will continue to be an integral part of the combined team’s success going forward. Targa has assured us that they intend to maintain offices in all of Atlas Pipeline’s existing locations and have generously agreed with us to design an incentive retention bonus to facilitate the movement of our employees to the new company.

The merger of Atlas Pipeline and Targa will create one of the premier midstream MLPs in the industry. Combining our best-in-class gathering and processing systems with Targa’s existing footprint will establish an energy company with operations up and down the energy value chain in most of the premier oil and gas basins in the United States. The newly merged company will have the balance sheet and the liquidity to fund all of the tremendous growth opportunities and continue to deliver excellent customer service to our producer customers. Targa has an enviable track record of performance, which includes an unwavering commitment to operating safely, operating as a steward of the environment and operating with integrity. Their core values are similar to ours and I think we and our culture will fit in very well.

Closing of the transaction is targeted for the first half of 2015, and is subject to customary conditions. Nothing changes between now and then, and after the transaction closes, we will continue to grow our business and serve our customers. My expectation, and I think Joe Bob will agree, is that your daily responsibilities will change very little, and in fact, many of you will be afforded even more opportunities working within the new $16 billion midstream enterprise.

This is an exciting time for our company and for our employees. Each of you has contributed greatly to our success and I know that your knowledge, skill and attitude will contribute to the continued success of the new Targa for years to come. Your endeavors and your successes have made this transaction attractive to our investors and beneficial to you our employees. I sincerely believe that you will continue to thrive and your opportunities will continue to expand within the new Company. We will all work to ensure the success of Targa as we have worked to ensure the success of Atlas Pipeline.

To answer the many questions you undoubtedly have, meetings will be scheduled over the next few days in our regional offices so that you may meet with members of the Atlas Pipeline management team, along with members from Targa’s management team. I encourage you to read the press releases as well as listen to the management conference calls referred to in these releases. Additionally, we will be providing all employees a summary of FAQs that should address many significant questions. Details of Atlas Pipeline’s conference call are listed below at the end of this email.

IMPORTANT SAFETY NOTICE: We must all recognize that an announcement such as today’s can be very distracting. I ask that each supervisor of our field activities evaluate whether it is possible to have all employees assembled for a meeting. Meetings will be scheduled over the next few days, depending on location, to meet with members of Atlas Pipeline’s and Targa’s management teams. More information on when those meetings will be taking place in your location is soon to follow. For those activities that must continue uninterrupted, I ask that you pay extra attention and concentrate on your tasks and work safely. All of the information will be communicated to you in a timely manner.

Regards,

Gene Dubay

Tulsa Office:

8:30 – 9:30am Central time

Monday, October 13, 2014

28th Floor Meeting Room

Dial in # 877-703-6107

Conference Code: 99057534

Speaking: Ed Cohen, Eugene Dubay, Patrick McDonie, Mike Heim

If you are not able to attend one of the meetings in person, or participate in the conference call at 8:30am today, please contact your supervisor, human resources or me and we will make sure that your questions are addressed. The leaders of your departments will be discussing other details with their teams independently.